Exhibit (a)(5)

Letter to Clients with respect to Offer to Purchase for Cash All Outstanding Shares of Common Stock

(including the Associated Rights to Purchase Series A Junior Participating Preferred Stock)

of

CV Therapeutics, Inc.

to

Apex Merger Sub, Inc.,

a wholly-owned subsidiary of

Gilead Sciences, Inc.

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON APRIL 14, 2009, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME OF THE OFFER.

March 18, 2009

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated March 18, 2009 (the “Offer to Purchase”), and the Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by Apex Merger Sub, Inc., a Delaware corporation (“Acquisition Sub”) and a wholly-owned subsidiary of Gilead Sciences, Inc., a Delaware corporation (“Gilead”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (“Shares”), including all associated Rights (as defined below), of CV Therapeutics, Inc., a Delaware corporation (“CV Therapeutics”), at a price of $20.00 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. Also enclosed for your consideration is a letter to the stockholders of CV Therapeutics from the Chairman and Chief Executive Officer of CV Therapeutics, accompanied by CV Therapeutics’ Solicitation/Recommendation Statement on Schedule 14D-9. All references herein to shares of CV Therapeutics common stock shall be deemed to include all associated rights (“Rights”) to purchase Series A Junior Participating Preferred Stock issued pursuant to the First Amended and Restated Rights Agreement, dated as of July 19, 2000, between CV Therapeutics and Wells Fargo Bank Minnesota, N.A., as amended from time to time.

We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The offer price for the Offer is $20.00 per Share, net to the seller in cash, without interest thereon (the “Offer Price”), upon the terms of and subject to the conditions to the Offer.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Time (as defined below) of the Offer a number of Shares that, together with any shares of CV Therapeutics common stock then owned by Gilead or Acquisition Sub, represents more than 50% of the “Adjusted Outstanding Share Number”, which is defined as the sum of the aggregate number of shares of CV Therapeutics common stock issued and outstanding immediately prior to the acceptance for payment of shares pursuant to the Offer (the “Acceptance Time”), plus, at the election of Gilead, an additional number of shares up to (but not exceeding) the sum of (A) the aggregate number of shares of CV Therapeutics common stock issuable upon the exercise of all outstanding options, warrants and other rights to acquire CV Therapeutics common stock that are outstanding immediately prior to the Acceptance Time and that are vested and exercisable or will be vested and exercisable prior to the completion of the Merger, plus (B) the aggregate number of shares of CV Therapeutics common stock issuable upon conversion of all of CV Therapeutics’ convertible debt securities that are outstanding immediately prior to the Acceptance Time and that are convertible into such shares or will be convertible into such shares prior to the completion of the Merger. The foregoing condition is referred to as the “Minimum Condition” in the Offer to Purchase. The Offer is subject to certain other conditions described in Sections 1 and 13 of the Offer to Purchase.

4.	The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 12, 2009 (the “Merger Agreement”), by and among Gilead, Acquisition Sub and CV Therapeutics pursuant to which, following the satisfaction or waiver of certain conditions and the purchase of shares of CV Therapeutics common stock in the Offer, Acquisition Sub will be merged with and into CV Therapeutics (the “Merger”), with CV Therapeutics surviving the Merger as a wholly-owned subsidiary of Gilead. As a result of the Merger, each outstanding Share (other than Shares owned by Gilead, Acquisition Sub, CV Therapeutics or any wholly-owned subsidiary of Gilead, Acquisition Sub or CV Therapeutics, or by any stockholder of CV Therapeutics who is entitled to and properly preserves appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest thereon.

5.	The CV Therapeutics board of directors has unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of CV Therapeutics’ stockholders; (2) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law; (3) declared that the Merger Agreement is advisable; and (4) resolved to recommend that CV Therapeutics’ stockholders accept the Offer, tender their shares of CV Therapeutics common stock pursuant to the Offer and, if required, adopt the Merger Agreement.

6.	The Offer and withdrawal rights expire at 12:00 midnight (one minute after 11:59 p.m.), New York City time, on April 14, 2009 (the “Expiration Time”), unless the Offer is extended by Acquisition Sub, in which event the term Expiration Time shall mean the latest time at which the Offer, as so extended by Acquisition Sub, will expire.

7.	Any stock transfer taxes applicable to a sale of Shares to Acquisition Sub will be borne by Acquisition Sub, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

8.	Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent, or except as set forth in Instruction 6 of the Letter of Transmittal for the Offer, transfer taxes on the purchase of Shares by Acquisition Sub in the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for the Offer for more information.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Time of the Offer. If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Time of the Offer.

On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Time of the Offer, Acquisition Sub will accept for payment, and pay for, all Shares validly tendered to Acquisition Sub and not withdrawn prior to the Expiration Time of the Offer. To validly tender Shares in the Offer (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Time of the Offer, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (a) either the Letter of Transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) and any other required documents, must be received by the Depositary prior to the Expiration Time of the Offer, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation described in the Offer to Purchase must be received by the Depositary for the Offer prior to the Expiration Time of the Offer or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Time of the Offer.

Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Acquisition Sub, regardless of any extension of the Offer or any delay in making such payment.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Acquisition Sub and Gilead by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Acquisition Sub.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF CV THERAPEUTICS, INC.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of Apex Merger Sub, Inc., dated March 18, 2009 (the “Offer to Purchase”), and the Letter of Transmittal relating to shares of common stock, par value $0.001 per share, including all associated rights to purchase Series A Junior Participating Preferred Stock (the “Shares”), of CV Therapeutics, Inc., a Delaware corporation.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

Number of Shares to be Tendered (1):

                     Shares

SIGN HERE

Signature(s)

Please Type or Print Name(s)

Please Type or Print Address(es)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

Dated:                     , 2009

(1)	Unless otherwise indicated, it will be assumed that all of your Shares are to be tendered.

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